Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Fossil, Inc. and subsidiaries and the effectiveness of Fossil, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fossil, Inc. for the year ended December 29, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Dallas, Texas

June 18, 2013